Exhibit 99.1

April 30, 2019

Franklin Financial Reports Q1 2019 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported consolidated earnings of $3.2 million ($0.73 per diluted share) for the first quarter ended March 31, 2019, which ranks as the fifth highest quarter of earnings in the Corporation’s history though below fourth quarter 2018 earnings of $3.8 million ($0.86 per diluted share) and first quarter 2018 earnings of $3.5 million ($0.80 per diluted share). Compared to the first quarter of 2018, net interest income increased 6.6% to $10.3 million and the net interest margin increased to 3.86% from 3.72%. Noninterest income increased slightly to $3.2 million due to increases in Investment and Trust services and debit card fee income. These increases were partially offset by a decline in loan and deposit service charges. Noninterest expense increased by $764 thousand (8.8%) with the largest increase occurring in the salary and benefits category. Legal and professional fees also increased while FDIC insurance expense declined. The provision for loan loss expense was $399 thousand for the first quarter of 2019, an increase of $199 thousand over the first quarter of 2018.

Total assets at March 31, 2019 were $1.2 billion, a 3.8% increase when compared with total assets at March 31, 2018. Net loans increased 4.0% to $967.8 million, and total deposits increased 4.1% to $1.1 billion for the first quarter of 2019 from the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 5.2% to $880.6 million ($753.1 million and $127.5 million, respectively).

“The Corporation’s first quarter performance is reflective of our balanced growth strategy, strong core earnings and disciplined approach to managing credit quality,” said Timothy G. Henry, President and CEO. “As we move forward into 2019, we are excited about the opportunities that lie ahead as we begin trading on the Nasdaq Stock Market, continue to expand our technology platforms and profitably grow customer relationships throughout our core markets.”

Compared to year-end 2018, total assets increased $3.4 million with net loans increasing $6.8 million, primarily in the commercial real estate category. Deposits declined $6.1 million, primarily in money management deposits that increased in 2018 from a promotional rate. Total shareholders’ equity increased by $3.5 million and the Corporation’s risk based capital ratio was 14.85%. The nonperforming loan ratio increased to 0.60% of gross loans from 0.27% at December 31, 2019 as a $3.4 million commercial real estate credit was moved to nonaccrual status near the end of the first quarter of 2019. The allowance for loan loss ratio was 1.29% of gross loans at March 31, 2019.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is currently trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary (1)	For the Three Months Ended					For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018	2019	2018	% Change

Interest income	$11,989	$11,849	$11,477	$11,053	$10,488	$11,989	$10,488	14.3%
Interest expense	1,660	1,343	1,122	954	795	1,660	795	108.8%
Net interest income	10,329	10,506	10,355	10,099	9,693	10,329	9,693	6.6%
Provision for loan losses	399	375	250	9,129	200	399	200	99.5%
Noninterest income	3,165	3,140	3,120	3,221	3,148	3,165	3,148	0.5%
Noninterest expense	9,412	8,961	8,571	11,188	8,648	9,412	8,648	8.8%
Income (loss) before income taxes	3,683	4,310	4,654	(6,997)	3,993	3,683	3,993	-7.8%
Income taxes	446	506	654	(1,816)	491	446	491	-9.2%
Net income (loss)	$3,237	$3,804	$4,000	$(5,181)	$3,502	$3,237	$3,502	-7.6%

Diluted earnings (loss) per share	$0.73	$0.86	$0.91	$(1.18)	$0.80	$0.73	$0.80	-8.8%
Regular cash dividends declared	$0.27	$0.27	$0.27	$0.27	$0.24	$0.27	$0.24	12.5%
(1) Due to rounding, the sum of the quarters may not equal the amount reported for the year

Balance Sheet Highlights (as of)	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Total assets	$1,212,960	$1,209,587	$1,194,624	$1,177,541	$1,168,542
Investment and equity securities	128,258	131,846	125,786	128,302	133,732
Loans, net	967,785	960,960	958,457	954,814	930,664
Deposits	1,076,491	1,082,629	1,071,857	1,057,680	1,034,461
Shareholders' equity	121,491	118,396	114,028	111,172	117,124

Assets Under Management (fair value)
Investment and Trust Services	753,086	684,825	737,102	695,860	684,648
Held at third party brokers	127,515	122,213	134,267	134,366	152,728

	As of of for the year-to-date period ended
Performance Ratios	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Return on average assets*	1.08%	0.52%	0.26%	-0.29%	1.21%
Return on average equity*	10.90%	5.34%	2.70%	-2.89%	12.17%
Book value, per share	$27.54	$26.85	$25.93	$25.36	$26.83
Market value, per share**	$36.00	$31.50	$34.77	$34.25	$36.54
Market value/book value ratio	130.72%	117.32%	134.09%	135.06%	136.19%
Price/earnings multiple*	12.33	22.66	48.97	N/A	11.42
Current quarter dividend yield	3.00%	3.43%	3.11%	3.15%	2.63%
Dividend payout ratio year-to-date	36.82%	75.07%	146.92%	-132.58%	29.84%
Net interest margin*	3.86%	3.78%	3.77%	3.75%	3.72%
Nonperforming loans / gross loans	0.60%	0.27%	0.58%	0.59%	0.29%
Nonperforming assets / total assets	0.70%	0.44%	0.70%	0.71%	0.46%
Allowance for loan loss / loans	1.29%	1.28%	1.29%	1.29%	1.27%
Net loans charged-off/average loans*	0.05%	0.97%	1.23%	1.82%	0.00%

* Year-to-date annualized
** As reported on the OTCQX